Exhibit 10.61
MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into on November 11, 2025, but is effective as of January 1, 2026 (the “Effective Date”), by and among the COMMONWEALTH PRIMARY CARE ACO LLC, an Arizona limited liability company (“CPC”), P3 HEALTH PARTNERS REACH ACO, LLC, a Nevada limited liability company (“PHP”) and P3 COMMONWEALTH INNOVATION MSO, LLC, a Delaware limited liability company (the “Manager”). From time to time in this Agreement, CPC, PHP and the Manager may be individually referred to as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, P3 Health Group, LLC, a Delaware limited liability company and its Affiliates (collectively, “P3 Health Group”), operate a population health management company for the purpose of aligning clinical outcomes, care experience, and economic incentives for patients, providers, and payors, that endeavors to produce efficient care that meets the needs of the population through their care management model, which includes reporting and revenue cycle management support for accountable care organizations (either owned or managed, or both, by Manager) and, in furtherance thereon, are engaged in the business of providing a comprehensive range of non-clinical administrative, business, facilities, equipment, information technology, infrastructure, management, and other support services required for the operation of accountable care organizations, so as to enhance the ability of such accountable care organizations and their individual Participating Providers to render high quality medical services;

WHEREAS, CPC is an accountable care organization comprised of independent physicians in Phoenix and throughout Arizona, among other states, whose primary purpose is to afford its participants with the opportunity to develop the competencies and the capabilities to effectively manage quality and cost;

WHEREAS, P3 Health Group and CPC believe it is in their respective best interests to combine their resources and capabilities to form Integrated Unit (defined below) that (a) participates in the Medicare Shared Savings Program and other CMS Innovation Center models such as ACO REACH, (b) engages in Medicare Advantage and value-based arrangements with commercial payors, and (c) enhances population health management, quality performance, and cost efficiencies for a network of independent primary care physicians; and

WHEREAS, in furtherance of the foregoing, PHP and CPC jointly formed the Manager to serve as the management entity for the Integrated Unit for the purpose of achieving the foregoing objectives; and, in furtherance thereof, CPC desires to engage the Manager to provide such non-clinical support services described in this Agreement so that CPC and its Participating Providers may focus on rendering high quality medical services, and the Manager desires to provide such services, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and obligations contained herein and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.    Definitions. Unless the context otherwise requires, the terms defined in this Section 1 or otherwise in this Agreement shall, for the purposes of this Agreement and the schedules and exhibits attached hereto, have the meanings herein specified.

“ACO(s)” means, individually or collectively, as the context dictates, CPC or PHP.

“ACO Operating Expenses” means, with respect to an ACO, those expenses incurred by or on behalf of such ACO in connection with its respective participation in one or more CMS ACO Programs.

“Affiliates” means with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CMS” means Centers for Medicare & Medicaid Services.

“CMS ACO Programs” means any governmental model or arrangement that is designed to reward or penalize, in whole or in part, a participant’s performance thereunder based on the cost, quality, efficiency, or outcomes of care furnished to an attributed patient population, and that may, depending on the program design, require an accountable care organization or similar entity to assume financial responsibility for actual or potential losses or to share in savings based on such performance, including without limitation any CMS Innovation Center model, such as the ACO REACH model and the Medicare Shared Savings Program (any track).

“CMS Proceeds” means, with respect to a performance year during the Term, those cash proceeds received by an ACO from CMS in connection with an ACO’s participation in a CMS ACO Program, including without limitation cash proceeds from shared savings, quality incentive payments, or similar performance-based payments owing from CMS to such ACO.

“Coastal” means Coastal Carolina Health Care, P.A., a North Carolina professional association.

“Coastal Agreement” means that certain ACO Realizing Equity, Access, and Community Health Model (REACH) Program Participation and Financial Term Agreement, dated as of August 1, 2024, and the Addendum to ACO REACH Program Participation and Financial Term Agreement, dated as of August 1, 2024, by and between Coastal and CPC.

“Contracted Services” has the meaning given to such term in Section 2.

“EBITDA” means has the meaning given to such term in the MSO LLC Agreement.

“External Reconciliation Results” means one or more reconciliation reports, payment notices, or repayment demands issued by CMS to an ACO following the close of each performance year of any CMS ACO Program in which the applicable ACO participates.

“Incentive Program” means any commercial value-based program, model, or arrangement (whether with a health care facility, third-party commercial payor, accountable care organization, Medicare Advantage plan, or otherwise) that is designed to reward or penalize, in whole or in part, a participant’s performance thereunder based on the cost, quality, efficiency, or outcomes of care furnished to an attributed patient population, and that may, depending on the program design, require an accountable care organization or similar entity to assume financial responsibility for actual or potential losses or to share in savings based on such performance.

“Independent Actuary” means a regionally or nationally recognized independent actuarial firm with substantial experience in the analysis of value-based healthcare arrangements, population health risk adjustment, shared savings and shared losses calculations, and Medicare or commercial payor reconciliation methodologies, which firm is mutually agreed upon by the Parties and is not, and has not been within the preceding three (3) years, an employee, contractor, or advisor of either Party or their Affiliates.

“Integrated Unit” means the clinically and financially integrated, risk-bearing arrangement formed by and among CPC, PHP, and the jointly owned management entity, the Manager, for the purpose of coordinating and managing participation in CMS ACO Programs or, if applicable, Incentive Programs, or both, all in an effort to achieve the Strategic Objective.

“Manager Members” means those members of the Manager identified in the MSO LLC Agreement.

“Manager Operating Expenses” has the meaning given to the term “Operating Expenditures” defined in the MSO LLC Agreement.

“MSO LLC Agreement” means that certain Limited Liability Company Agreement of the Manager, dated as of November 11, 2025, by and among the Manager, CPC, and PHP.

“Net Cash Flow” shall have the meaning given to such term in the MSO LLC Agreement.

“Net Shared Savings” means, with respect to a performance year during the Term, (i), with respect to the applicable ACO, the aggregated amount of CMS Proceeds actually received by such ACO from CMS in connection with such ACO’s participation in CMS ACO Programs, which CMS Proceeds represent an amount equal to such ACO’s Shared Savings, less such ACO’s Shared Losses, in each case, under such CMS ACO Programs, as is reflected in the External Reconciliation Results, (A) less, any advance, enhanced, or prospective payments received by such ACO in connection with its participation in such CMS ACO Programs, (B) less any CMS Proceeds distributed or payable by such ACO to its Participating Providers, and (C)

less any other amounts held, reserved, accrued, or otherwise retained by such ACO from any advance or CMS Proceeds for any purpose (but in no event shall any such amounts be unreasonably withheld, conditioned, or delayed from distribution), including administrative reserves, withholdings, or contingent liabilities (such as reserves for potential future obligations, disputes, or CMS clawbacks); and (ii) with respect to the Integrated Unit, the aggregate amount of the CMS Proceeds actually received by both ACOs, on a consolidated basis, from CMS in connection with each ACO’s participation in their respective CMS ACO Programs, which CMS Proceeds represent an amount equal to the combined Shared Savings less the combined Shared Losses for both ACOs under their respective CMS ACO Programs; (A) less any advance, enhanced, or prospective payments received by either ACO in connection with their respective participation in such CMS ACO Programs, (B) less any CMS Proceeds distributed or payable by either ACO to its Participating Providers, and (C) less any other amounts held, reserved, accrued, or otherwise retained by such ACO from the advance or CMS Proceeds for any purpose (but in no event shall any such amounts be unreasonably withheld, conditioned, or delayed from distribution in accordance with the MSO LLC Agreement), including administrative reserves, withholdings, or contingent liabilities (such as reserves for potential future obligations, disputes, or CMS clawbacks) (such net shared savings with respect to the “Integrated Unit Net Savings”).

“P3 Health Group” has the meaning given to such term in the introductory paragraphs to this Agreement.

“Participating Provider” has the meaning given to such term in Section 12.

“Percentage Interests” has the meaning given to such term in the MSO LLC Agreement.

“Performance Year” means, with respect to any CMS ACO Program, the twelve (12) month period (or such other period as may be designated by the Centers for Medicare & Medicaid Services (“CMS”) or the Center for Medicare and Medicaid Innovation (“CMMI”)) that is established as the performance year for such program, during which the cost, quality, efficiency, and outcomes of care for the attributed patient population are measured for purposes of determining financial performance, shared savings, or shared losses; provided, however, in the event the Company participates in more than one CMS ACO Program, or in any other value-based care arrangement with a defined performance period, the term “Performance Year” shall refer to the applicable measurement period established by the governing body of each such program, and if no such program period applies, “Performance Year” shall mean the calendar year.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Reconciliation Statement” has the meaning given to such term in Section 9(c).

“Shared Losses” means, with respect to a performance year during the Term, (i) with respect to an ACO, any withholdings, repayment obligations, reconciliation adjustments, penalties, or other financial obligations imposed by CMS upon or otherwise assessed against such ACO as a result of expenditures exceeding established benchmarks or targets, or otherwise arising from such ACO’s performance under each CMS ACO Program in which such ACO participates, and (ii) with respect to the Integrated Unit, the aggregate amount, on a consolidated basis, of the withholdings, repayment obligations, reconciliation adjustments, penalties, or other financial obligations imposed upon or assessed against each ACO in connection with its participation in any CMS ACO Program.

“Shared Savings” means, with respect to a performance year during the Term, (i) with respect to an ACO, the gross shared savings amount attributable to such ACO, as determined by CMS under the CMS ACO Program in which such ACO participates, before application of any Shared Losses or other offsets related thereto, or (ii) with respect to the Integrated Unit, the aggregate amount, on a consolidated basis, of the gross shared savings amounts attributable to each ACO, as determined by CMS under the CMS ACO Program in which each such ACO participates, before application of any Shared Losses or other offsets related thereto.

“Strategic Objective” means the shared objective of PHP, CPC, and the Manager to: (i) coordinate their respective participation in the Medicare Shared Savings Program, the ACO REACH Model, Medicare Advantage risk-sharing arrangements, and other governmental or commercial value-based programs, in each case, through their respective ACO contracts, and to pool, aggregate, and manage, through the Manager, the collective financial results, risk obligations, and operational activities arising from such program; (ii) promote alignment among their respective Participating Providers through unified population-health management, quality improvement, and cost-efficiency strategies, in an effort to enhance population health management, quality performance, and cost efficiencies for a network of independent primary care physicians; (iii) enable shared clinical and financial accountability across the participating ACOs and the Manager; and (iv), with respect to CMS ACO Programs, serve as the operational structure through which Integrated Unit Net Shared Savings are received, aggregated, and distributed, and through which the Manager assumes financial responsibility for any downside risk or related obligations arising under such programs.

“Term” has the meaning given to such term in Section 15.

2.    Engagement of Manager.

(a)    Contracted Services. CPC and PHP acknowledge and agree they jointly formed the Manager to serve as the management entity for the Integrated Unit for the purpose of achieving the Strategic Objective, and, in connection therewith, CPC and PHP hereby engages the Manager, and the Manager hereby accepts the engagement by CPC and PHP, to provide any non-clinical management, administrative, finance, and operational support services, in each case, to the extent relating to the achievement of the Strategic Objective (collectively, the “Contracted Services”), including without limitation the Contracted Services set forth on Exhibit A attached hereto.

(b)    Active Participation in CMS ACO Programs. The Manager shall, as part of the Contracted Services and, subject to each ACO’s prior written approval, (i) prepare, submit, and prosecute all applications, certifications, and renewals necessary for each ACO’s participation in CMS ACO Programs (including MSSP and ACO REACH); (ii) monitor deadlines and eligibility criteria, (iii) coordinate responses to CMS inquiries and audits; and (iv) use commercially reasonable efforts to maintain each ACO’s good standing under the CMS ACO Programs in which such ACO participates. Notwithstanding the foregoing or anything to the contrary contained herein, if program rules or eligibility criteria materially change, the Parties shall confer in good faith to revise the Manager’s duties and the applicable Budget to reflect such changes.

(c)    Subcontracts. CPC and PHP expressly acknowledge that the Manager may subcontract with third parties for the performance of the Contracted Services, provided the Manager remains solely responsible for the performance of all Contracted Services, whether performed directly or through subcontractors.

3.    Accounts.

(a)    Generally. To facilitate the billing and collection authority granted hereunder, each ACO shall designate or otherwise establish and maintain, in its own name and for its own benefit, one or more bank accounts (collectively, the “Bank Accounts”), including one or more designated the “Segregated Account(s)” and one or more designated the “Joint Operating Account(s)”. Each Bank Account will be titled in the name of such ACO, and each ACO will, at all times, be the sole legal and beneficial owner of each Bank Account.

(b)    Segregated Accounts. All gross revenue collected by or on behalf of each ACO (“Revenue”) shall be deposited into the designated Segregated Account. Each ACO agrees to (i) facilitate the collection, negotiation, and deposit of Revenue made to the order of such ACO into the Segregated Account(s); and (ii) on a monthly basis, transfer from the designated Segregated Account(s) to the designated Joint Operating Account an amount of CMS Proceeds equal to the immediately preceding month’s ACO Operating Expenses. Notwithstanding anything to the contrary contained herein, each ACO will retain ownership and oversight of each Segregated Account and retain all rights, title, and interest in its Revenue that does not qualify as CMS Proceeds.

(c)    Joint Operating Accounts. To facilitate the Manager’s performance of Contracted Services under this Agreement, each ACO hereby authorizes the Manager to exercise operational authority over CMS Proceeds on deposit in the Joint Operating Account solely for the purpose of managing each ACO’s cash flow, expenses, and financial obligations in accordance with this Agreement and any Budget approved by each ACO. Each ACO hereby agrees to execute such documentation as the applicable depository institution may reasonably require, including, without limitation, a limited power of attorney authorizing the Manager to: (i) access and initiate transactions from each ACO’s designated Joint Operating Account; (ii) receive, deposit, and withdraw CMS Proceeds; (iii) endorse or sign checks, drafts, notes, money orders, insurance payments, and other instruments relating to the Joint Operating Account; and (iv) make payments from the Joint Operating Account for ACO Operating Expenses, or as otherwise approved by each ACO pursuant to the Budget. For the avoidance of doubt, (x) the Manager shall use the Joint Operating Account solely to pay amounts in accordance with this Agreement; (y) the Manager shall maintain accurate accounting records for all deposits and disbursements; and (z) each ACO shall retain ultimate ownership of, and oversight authority over, all Joint Operating Account(s) and the funds therein.

(d)    Monthly Report. During the Term and for a period of six (6) months thereafter, the Manager will furnish to CPC and PHP, no later than the fifteenth (15th) day of each month, a written statement for the preceding calendar month showing all deposits to and disbursements from the Joint Operating Account(s), together with a reconciliation of such activity against the approved Budget and the prior month’s statement.

4.    Budget Development. With respect to CMS ACO Programs, the Manager will present to each ACO a proposed annual budget for the Integrated Unit within forty-five (45) calendar days following the commencement of each Performance Year to which such budget relates; provided, however, the initial budget for the Integrated Unit for the 2026 Performance Year shall be agreed upon in writing by the Manager and each ACO no later than March 31, 2026. Each ACO and the Manager will collaborate to establish and adopt a final budget for the Integrated Unit, preapproved in writing by each ACO and the Manager, that relates to the performance obligations of each ACO under its respective CMS ACO Programs in which it participates (the “Budget”). In the event of any dispute with respect to a proposed Budget, such dispute shall be referred to a committee of two designees (i) one appointed by PHP, who shall initially be Aric Coffman and (ii) one appointed by CPC, who shall designated hereafter by CPC, and such designees shall work together in good faith to resolve such dispute and finalize the Budget. If the aforementioned designees are unable to reach an agreement within a reasonable amount of time after referral of any dispute, the Budget for the applicable Performance Year shall default to the Budget for the immediately preceding Performance Year, adjusted for inflation based on the Consumer Price Index for All Urban Consumers or such other mutually agreed-upon inflation index.

5.    Assumption of ACO Operating Expenses and Downside Risk. Except as otherwise provided in MSO LLC Agreement, the Manager hereby assumes, and shall be solely responsible for, all ACO Operating Expenses (including all amounts owed to Coastal under the Coastal Agreement) incurred by or on behalf of, and all Shared Losses imposed upon or assessed against, each ACO (“ACO Assumed Liabilities”); and PHP hereby guarantees the Manager’s payment, performance, and satisfaction of all ACO Assumed Liabilities. The Manager shall timely fund, satisfy, and discharge all such ACO Assumed Liabilities directly from the Manager’s own resources, without recourse to CPC, PHP or any of its members, Participating Providers, or their respective Affiliates (collectively, “ACO Related Parties”). None of the ACO Related Parties shall have any obligation to advance, reimburse, or otherwise satisfy, in whole or in part, the ACO Assumed Liabilities, except to the extent expressly required by applicable law. The Manager hereby agrees to maintain financial resources (which may include a combination of cash reserves, a letter of credit issued by a creditworthy financial institution, a performance bond, reinsurance coverage, or other financial security substantially equivalent to the foregoing) reasonably sufficient to satisfy its obligations under this Agreement. If and to the extent CMS requires that payments or repayments must be made directly to CMS by an ACO, the Manager agrees to cause such ACO to make such payment or repayment and provide CPC and PHP with cash proceeds from which to make such payment or repayment.

6.    Compensation.

(a)    Management Fee. In consideration of the Manager’s performance of the Contracted Services and its assumption of the ACO Assumed Liabilities, each ACO shall pay a management fee to the Manager equal to the amount of their respective ACO Assumed Liabilities, in fact, satisfied by the Manager during the Term, plus a fair market value margin applied to those certain ACO Assumed Liabilities (the “Management Fee”). The Management Fee shall not include or duplicate any amounts payable as part of the Surplus Allocation described in Section 8(b).

(i)    Management Fee Components. For the avoidance of doubt, the Management Fee is comprised of two components: (A) a cost component equal to the ACO Assumed Liabilities that are, in fact, satisfied by the Manager in performing Contracted Services during the Term (the “Cost Component”), and (B) a markup component representing the Manager’s fair market value margin for its assumption of ACO Assumed Liabilities and performance of Contracted Services (the “Mark-Up Component”), subject to the annual approval of each ACO as set forth on Section 6.2(a)(ii), provided, however, the Mark-Up Component for the 2026 Performance Year shall be agreed upon in writing by the Manager and each ACO prior to the commencement of such Performance Year. For purposes of the internal reconciliation described in Section 9, the full amount of the Management Fee shall be classified and accounted for as a Manager Operating Expense. The Manager shall accrue the Cost Component of the Management Fee as an expense in the period in which the related Contracted Services are performed, and such accrual shall be construed hereunder as payment in full and satisfaction of the Management Fee as of the effective date of such accrual. The Mark-Up Component shall be accounted for as a non-cash deduction from the Integrated Unit’s Net Shared Savings prior to the PY Special Distribution, and construed to be included in the Manager’s gross revenue, subject to a future Net Cash Flow distribution to the Manager Members in accordance with their Percentage Interests and the MSO LLC Agreement. Accordingly, each ACO shall not be required to make a cash payment of the Management Fee to the Manager whatsoever, it being understood that the Management Fee is fully satisfied through the reconciliation and distribution process provided herein, but the Manager shall nevertheless deliver, on a monthly basis, a detailed written accounting of the Management Fee.

(ii)    Mark-Up Component Analysis. The Mark-Up Component of the Management Fee shall be subject to annual review and approval by the Manager and each ACO and, if applicable, adjustment to ensure that it reflects the fair market value of the Contracted Services and complies with all applicable federal and state healthcare laws, including those governing fraud and abuse, fee-splitting, and physician self-referral. No later than ninety (90) calendar days prior to the beginning of each calendar year during the Term (excluding the Mark-Up Component for the 2026 Performance Year, which shall be approved prior to the commencement thereof as provided above), the Parties shall review the scope of the Contracted Services and the then Mark-Up Component. If either Party reasonably believes that an adjustment is necessary to ensure the Mark-Up Component remains consistent with fair market value and commercially reasonable under then-current market conditions to remain in compliance with applicable law or at the request of any governmental agency, the Parties agree to negotiate in good faith to determine a revised Mark-Up Component.

(b)    Surplus Allocation. Commencing with the 2026 performance year and for each performance year thereafter during the Term, the Manager shall also be entitled to receive 100% of Net Shared Savings earned by each ACO (the “Surplus Allocation”). The Surplus Allocation shall be distributed in accordance with the MSO LLC Agreement, and in each case, the amounts included in the Surplus Allocation shall not duplicate or overlap with any compensation already paid to the Manager as part of the Management Fee.

(c)    Accounting and Oversight. The Manager shall maintain complete and accurate books and records of all revenues, expenses, and calculations relating to the Management Fee and the Surplus Allocation, and each ACO shall have the right, upon reasonable notice, to audit or to engage a third party to audit such records.

7.    Integrated Unit Reconciliation.

(a)    Internal Reconciliation. Promptly following receipt by each ACO of Net Shared Savings, each ACO shall deliver to the Manager copies of all External Reconciliation Results received by such ACO. The External Reconciliation Results shall be final and binding upon the Parties for purposes of this Agreement, subject only to any rights of appeal or dispute that accrue to each ACO. Each ACO hereby grants to the Manager the right to exercise on behalf of each ACO such rights to appeal or dispute the External Reconciliation Results, in each case, in accordance with the applicable law and program rules governing such appeal or dispute rights. Each ACO agrees to cooperate with the Manager in connection with any such appeal or dispute of External Reconciliation Results, including by providing data, documents, and personnel as reasonably requested by the Manager, provided nothing herein shall obligate each ACO to pursue an appeal that is prohibited under applicable law or program requirements. For clarity, any amounts of CMS Proceeds or related Shared Savings held, reserved, withheld, or otherwise retained by either ACO (including for timing, reconciliation, or contingent liability purposes) shall be treated as deductions in calculating Net Shared Savings for purposes of this Agreement, whether or not such amounts are reflected in the External Reconciliation Results, until such time as they are actually distributed or released by each ACO.

(b)    Reconciliation Calculation; PY Special Distribution. Following the Manager’s receipt of the External Reconciliation Results from both ACOs with respect to a particular performance year, the Manager shall conduct an internal reconciliation for the Integrated Unit. As part of such reconciliation, the Manager shall calculate, with respect to the Integrated Unit, the aggregate amounts of Shared Savings and Shared Losses attributable to both ACOs for the applicable performance year, and calculate the resulting Net Shared Savings of the Integrated Unit (defined above as the “Integrated Unit Net Savings”). When the amount of the Integrated Unit Net Savings for the applicable performance year becomes final in accordance with this Agreement, the Manager shall thereupon and simultaneously therewith make a special distribution of its available Net Cash Flow to the Manager Members in accordance with the MSO LLC Agreement and this Agreement (the “PY Special Distribution”). The PY Special Distribution shall constitute each ACO’s final cash flow entitlement with respect to the CMS ACO Programs for the applicable performance year. In performing the reconciliation, the Management Fee shall be characterized as a Manager Operating Expense as determined pursuant to Section 8(a). The Manager shall account for such amounts as deductions prior to calculating the Net Cash Flow available for distribution to the Manager Members, so that CPC’s portion of the Net Shared Savings reflects the net result after satisfaction of the Management Fee.

(c)    Reconciliation Statement and Finalization. Within sixty (60) days following the Manager’s receipt of Net Shared Savings from each ACO, the Manager shall deliver to each ACO a written statement setting forth the Manager’s calculation of the Integrated Unit Net Savings and the PY Special Distribution, in each case, together with reasonable supporting detail and underlying materials used by the Manager to determine such calculation (the “Reconciliation Statement”). CPC may deliver a written objection to the Reconciliation Statement within thirty (30) calendar days of its receipt thereof (“Objection Notice”). If such Objection Notice is not received by the Manager within such thirty-day period, the Reconciliation Statement delivered by the Manager to CPC shall be construed as final and binding. If such Objection Notice is timely made and not resolved within fifteen (15) days following the Manager’s receipt thereof, CPC may engage an Independent Actuary to resolve the disputed items in the Objection Notice and make any resulting adjustments to the Integrated Unit Net Savings, the PY Special Distribution, or the Reconciliation Statement, as applicable. The determination of the Independent Actuary shall be final, binding, and non-appealable (as between CPC and the Manager) absent manifest error. If the Integrated Unit Net Savings, as determined by the Independent Actuary, is less than 110% of the Integrated Unit Net Savings as determined by the Manager pursuant to this Section 7(c), the expenses of the Independent Actuary shall be borne by CPC. In all other cases, the expenses of such valuation firm shall be borne by the Manager.

(d)    Disproportionate Assessment. In the event the Integrated Unit Net Savings results in either ACO receiving more or less than its proportionate interest in the Integrated Unit Net Savings, which is equivalent to each ACO’s Percentage Interest in the Manager, (i) the Integrated Unit Net Savings shall be construed hereunder as “disproportionately assessed” and (ii), thereupon, the Manager shall reallocate such amounts so that, after such reallocation, the net economic benefit or burden, with respect to the Integrated Unit, is borne by each ACO in accordance with its Percentage Interests in the Manager. The Manager is hereby authorized to withhold, offset, or adjust distributions of Net Cash Flow otherwise payable to either ACO under the MSO LLC Agreement to effectuate such reconciliation, and no direct payment between the ACOs shall be required.

8.    Information and Inspection Rights. No later than thirty (30) calendar days following the end of each calendar quarter, the Manager must provide each ACO with the financial and performance reports with respect to the Integrated Unit for such calendar quarter, which must include updates on projected Shared Savings or Shared Losses, quality performance scores, and benchmarks provided by CMS, to enable each ACO to monitor ongoing performance of the Integrated Unit. Each ACO shall have the right upon reasonable prior notice, to audit and inspect the books, records, data, and accounts maintained by the Manager that are relevant to the calculation, reporting, and distribution of Integrated Unit Net Savings or the PY Special Distribution, as applicable. The Manager shall retain all such records for a period of not less than seven (7) years (or longer if required by law or program rules) and shall cooperate fully with each ACO in connection with any audit.

9.    Compliance.

(a)    Generally. The Parties further acknowledge and agree that all arrangements contemplated by this Agreement shall be conducted in compliance with all applicable federal, state, and local laws, rules, and regulations, including without limitation the Medicare Shared

Savings Program requirements, CMS Innovation Center model participation rules, Anti-Kickback Statute, physician self-referral law (Stark Law), HIPAA, and any applicable state corporate practice of medicine or fee-splitting prohibitions. No payments made or received under this Agreement shall be conditioned upon, or subject to adjustment based on, the volume or value of any patient referrals or other business generated between the Parties.

(b)    Exclusive Authority Over Medical Services. Notwithstanding anything to the contrary herein, each ACO and its Participating Providers are each and shall remain solely responsible for the full and independent control over the (a) provision of medical, health, and other clinical services and related aspects of their respective operations, and (b) the information disseminated to the public through any advertising or other commercial medium when such information relates to such clinical services provided by each ACO. The Manager shall not direct the professional medical judgment of either ACO or participating providers, or exercise any control or authority over the means, manner, or method by which any ACO or any Participating Provider performs medical, health, and other clinical services. Each Party, at all times, is acting and performing as an independent contractor, and not as an employer, employee, joint venturer, franchisor or franchisee, of the other Party.

(c)    No Control Over Referrals or Patient Flow. No amount paid or advanced under this Agreement, whether for Contracted Services, reimbursable expenses, or otherwise, is intended to be, nor shall it be interpreted or construed as, an inducement, condition, reward, or payment for patient referrals from or to an ACO or Participating Providers. This includes, without limitation, referrals by the Manager to an ACO or any member of an ACO’s staff, or referrals by an ACO to the Manager or any of its Affiliates. All compensation and financial arrangements under this Agreement are intended to reflect the fair market value of the services provided and are not based, directly or indirectly, on the volume or value of any referrals or other business generated between the Parties. Nothing in this Agreement shall be construed to authorize or require the Manager to exercise control or direction over the professional judgment or clinical decision-making of an ACO or Participating Providers, or the number, type, or recipient of patient referrals. Each ACO and its Participating Providers shall retain sole and independent responsibility for all aspects of patient care, including decisions related to the diagnosis, treatment, and referral of patients, consistent with applicable law and standards of practice.

10.    Incentive Program Contracts. Manager or its designated Affiliate may advise each ACO with respect to, and may, as appropriate and permitted by applicable law, negotiate in the name of and at the expense of the applicable ACO, contracts to participate in Incentive Programs (“Incentive Program Contracts”) as are reasonably necessary and appropriate for the achievement of the Strategic Objective, in each case, in consultation with the applicable ACO. Manager or its designated Affiliate shall use commercially reasonable efforts to include each of ACO’s participating and preferred providers (each, a “Participating Provider”) in such Incentive Program Contracts, provided the addition of any Participating Provider to an Incentive Program Contract shall require the prior written approval of the applicable ACO and such Participating Provider. Provided the Manager obtains the prior written consent of the applicable ACO and the applicable Participating Provider(s), the Manager or its designated Affiliate is hereby expressly authorized, as an agent of each ACO and at the applicable ACO’s expense, (a) to execute and deliver any such Incentive Program Contracts; and (b) modify, supplement, amend, or terminate, or grant waivers or releases of obligations under, any of such Incentive Program Contracts, in each case, in the name and on behalf of such ACO and such Participating Provider. In connection therewith, the Manager or its applicable Affiliate: (i) shall comply with all federal and state laws, including any antitrust laws; (ii), to the extent such information is known to the Manager, disclose to the applicable ACO, use as a basis for recommendations to the applicable ACO, or use in negotiations on behalf of the respective ACO, any fee or pricing information relating to any other medical practice, surgery center, or hospital in a market area that overlaps, in whole or in part, the market area served by the applicable ACO; (iii) shall not engage in any conduct or activity which might be construed to constitute price fixing or collusion; and (iv) shall not obligate either ACO or its Participating Providers in any manner that impedes their independent medical judgment or practice decisions. The Manager shall not provide services contemplated by this Section 12 to the extent that the provision of such services would violate applicable law.

11.    Use of Trademarks. Each Party (“Licensor”) hereby grants to the other Party (“Licensee”) a limited, non-exclusive, non-transferable, royalty-free license to use the Licensor’s name, logos, and trademarks (“Marks”) solely in connection with the performance of this Agreement and for marketing and promotional purposes related to the subject matter hereof. All use of a Licensor’s Marks by the Licensee shall inure to the benefit of the Licensor, and the Licensee shall use such Marks in accordance with the Licensor’s reasonable trademark usage guidelines provided in writing. Upon written notice from the Licensor, the Licensee shall promptly cease all use of the Licensor’s Marks, including in marketing and promotional materials, websites, and other public-facing communications. Except as expressly provided in this Section 11, neither Party shall use the other Party’s Marks without such Party’s prior written consent.

12.    Insurance. CPC shall carry professional liability insurance coverage for itself and its physicians and other licensed healthcare providers with which it contracts or has an employment arrangement with limits of at least $1,000,000.00 per occurrence and $3,000,000.00 in the annual aggregate. At CPC’s request, the Manager may evaluate coverage options and obtain and advance payment for such insurance for CPC as described in the Budget.

13.    Business Associates Agreement. The Parties acknowledge that the Manager is a Business Associate of each ACO as defined under HIPAA. The Parties incorporate by reference into the Agreement the Business Associate Agreement (“Business Associates Agreement”) contained herein as Exhibit A.

14.    Term and Termination. This Agreement shall have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each, a “Renewal Term,” and together with the Initial Term, the “Term”) unless terminated in accordance with Section 14.(a)-(c). Except as expressly provided in this Section 14 or by mutual written agreement of the Parties, neither Party shall have the right to terminate this Agreement without cause during the Initial Term or any Renewal Term. During any applicable cure period, the Parties shall cooperate in good faith to mitigate the impact of any alleged breach and to preserve the continuity of operations under any CMS ACO Programs.

(a)    ACO Termination for Cause. Each ACO may terminate this Agreement upon the occurrence of any of the following events: (i) the Manager materially breaches any payment or other material obligation under this Agreement that remains uncured for one hundred eighty (180) days following either ACO’s delivery of written notice specifying such breach in reasonable detail; (ii), at the end of the 2028 performance year or any subsequent performance year, the EBITDA of the Manager is negative, in each case, as determined based on preliminary estimates released by CMS; or (iii) the Manager and each ACO, through their collective efforts, fail to execute in a material manner any mutually agreed-upon business plan of the Manager, which is formally adopted in accordance with the MSO LLC Agreement, the initial adoption of which by the Manager, together with the approval thereof by each ACO, shall occur no later than March 31, 2026.

(b)    Manager Termination for Cause. The Manager may terminate this Agreement upon CPC’s material breach of this Agreement that remains uncured for one hundred eighty (180) days following written notice specifying such breach in reasonable detail.

(c)    Automatic Termination. This Agreement shall terminate automatically and immediately upon (i) the dissolution or liquidation of the Manager; (ii) the consummation of a redemption or repurchase, in whole, of CPC’s or PHP’s ownership interest in the Manager pursuant to the MSO LLC Agreement; or (iii) the termination or expiration of the MSO LLC Agreement in accordance with its terms. For the avoidance of doubt, any termination of this Agreement resulting from the redemption or repurchase of CPC’s or PHP’s ownership interest in the Manager shall be deemed to occur concurrently with the closing of such redemption or repurchase transaction.

15.     Effect of Termination. The expiration or earlier termination of this Agreement shall not release or discharge either Party from any obligation, debt, or liability which has accrued and remains unsatisfied as of the effective date of termination, including, without limitation, any amounts due and payable to the Manager under this Agreement. Without limiting the foregoing, upon the expiration or earlier termination of this Agreement: (a) CPC and PHP shall pay in full all compensation then owing to the Manager, including any earned but unpaid Management Fees and Surplus Allocations; (b) the Manager shall deliver to CPC and PHP all records, reports, and materials belonging to each of CPC and PHP in the Manager’s possession, other than internal working papers; and (c) the Parties shall cooperate in good faith to ensure an orderly transition of services and to complete any final reconciliation under Section 9.

16.    Representations and Warranties. Each Party represents and warrants to the other that: (a) neither such Party nor any of its employees or agents is excluded from participation under any federal health care program for the provision of items or services for which payment may be made under a federal health care program; (b) no final adverse action, as such term is defined under 42 U.S.C. § 1320(a)-7(c), has occurred or is pending or threatened against such Party or any of its employees or agents; and (c) neither such Party nor any of its employees or agents are under investigation by any federal or state governmental agency in connection with billings submitted to any federal health care program (collectively “Exclusions/Adverse Actions”). During the Term, each Party agrees to notify the other in writing of any Exclusions/Adverse Actions within ten (10) days of learning of any such Exclusions/Adverse Actions and provide the basis of the Exclusions/Adverse Actions.

17.    Books and Records. All Client and billing records maintained in connection with clinical services provided at or through each ACO shall be the property of such ACO. Subject to any applicable state or federal law or regulation, each ACO shall make such Client and billing records available to the Manager as may be required for any appropriate use in providing the Contracted Services pursuant to this Agreement. Expenses of maintaining such records, including (but not limited to) expenses of providing copies or data to Clients on request or to other providers, is a Management Service.

18.     Confidential Information. The Parties recognize that due to the nature of this Agreement, each Party may have access to information of a proprietary and/or confidential nature owned by the other (the “Disclosing Party”), including but not limited to manuals, policies, procedures, methods of doing business, administrative or marketing techniques or strategies, financial affairs, mailing lists, employee lists, and other information (collectively, the “Confidential Information”). Each Party acknowledges and agrees that it shall have no right, title, or interest in the Confidential Information of the Disclosing Party. The existence and terms of this Agreement also shall be considered to be Confidential Information as to both Parties. Except as required by law, each Party, during the Term and following expiration or earlier termination of the Term, shall strictly maintain the confidentiality of the Confidential Information. Each Party shall take necessary and reasonable precautions to prevent unauthorized disclosure of the Confidential Information and shall require all of its owners, directors, managers, officers, employees, agents, consultants, and contractors to whom it is necessary to disclose the same, or to whom the same has been disclosed, to keep such Confidential Information confidential. Furthermore, each Party agrees that it will not: (a) disclose any Confidential Information to any person or entity whatsoever, except to such Party’s owners, directors, managers, officers, employees, agents, consultants, or contractors with a bona fide “need to know,” without the other Party’s prior written consent; or (b) use any Confidential Information for any purpose whatsoever other than in connection with the performance of its duties and obligations under this Agreement. Notwithstanding the foregoing, in the event a Party is requested or required in a judicial, administrative, or other governmental proceeding to disclose any Confidential Information, such Party shall provide the other Party reasonable advance notice of the disclosure such that such other Party may seek an appropriate protective order or waive compliance with this Section 18, and such Party shall disclose only that portion of the Confidential Information that it is legally required to disclose. Immediately upon expiration or earlier termination of the Term, each Party shall promptly deliver to the other Party all written or tangible material containing or reflecting any Confidential Information of such other Party. Notwithstanding anything in this Section 18, Confidential Information does not include protected health information pursuant to federal and state law, which the Parties shall maintain, use, and dispose of in compliance with applicable laws regarding private of individually identifiable health information.

19.    Indemnification.

(a)    Indemnification by the Manager. The Manager shall indemnify, defend, and hold harmless CPC, PHP and their respective members, Participating Providers, directors, officers, employees, and agents, and their respective Affiliates, for, from, and against any and all losses, liabilities, damages, fines, penalties, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from: (i) any breach by the Manager of this

Agreement or the MSO LLC Agreement; (ii) the gross negligence, willful misconduct, or fraud of the Manager or its employees, contractors, or agents in the performance of the Contracted Services; (iii) the Manager’s failure to satisfy or discharge the ACO Assumed Liabilities, including any Shared Losses or other financial obligations that the Manager has agreed to assume hereunder; or (iv) any violation of applicable law by the Manager or its employees, contractors, or agents.

(b)    Indemnification by CPC. CPC shall indemnify, defend, and hold harmless the Manager, PHP, and their respective members, directors, officers, employees, and agents and their respective Affiliates, for, from, and against any and all Losses arising out of or resulting from: (i) CPC’s breach of this Agreement or the MSO LLC Agreement; (ii) the gross negligence, willful misconduct, or fraud of CPC or its employees, contractors, or agents; or (iii) CPC’s violation of applicable law, including any failure to maintain compliance with CMS or other payor participation requirements.

(c)    Indemnification by PHP. PHP shall indemnify, defend, and hold harmless the Manager, CPC, and their respective members, directors, officers, employees, and agents and their respective Affiliates, for, from, and against any and all Losses arising out of or resulting from: (i) PHP’s breach of this Agreement or the MSO LLC Agreement; (ii) the gross negligence, willful misconduct, or fraud of PHP or its employees, contractors, or agents; or (iii) PHP’s violation of applicable law, including any failure to maintain compliance with CMS or other payor participation requirements.

(d)    Indemnification Procedure. The Party seeking indemnification (the “Indemnified Party”) shall provide prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) upon becoming aware of any claim, action, or proceeding for which indemnification may be sought. The Indemnifying Party shall have the right to assume the defense of such claim with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in such defense at its own expense. No settlement or compromise shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

(e)    Limitation. Notwithstanding the foregoing, neither Party shall be liable for any indirect, consequential, special, punitive, or exemplary damages, except to the extent arising from a third-party claim that is indemnifiable under this Section 19.

20.    Notices. Each notice, request, demand, approval or other communication which is permitted or required to be given under this Agreement must be in writing and shall be deemed to have been properly given when: (a) delivered personally at the address set forth below for the intended Party during normal business hours at such address; (b) sent by e-mail to the e-mail address set forth below, provided there has been no bounce back or evidence that the transmission was not received by its intended recipient; (c) sent by recognized overnight courier to the address set forth below; or (d) sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to CPC:        Commonwealth Primary Care ACO, LLC
4742 North 24th Street, Suite 300

Phoenix, Arizona 85016
Attn: Lance Donkerbrook
E-mail: ldonkerbrook@commonwealthaco.com

If to PHP:        P3 Health Partners REACH ACO, LLC
2370 Corporate Cir
Suite 300
Henderson, NV 89074
Attn: Todd Smith
E-mail: todd.smith@p3hp.org

If to the Manager:    P3 Commonwealth Innovation MSO, LLC
2370 Corporate Cir
Suite 300
Henderson, NV 89074
Attn: Todd Smith
E-mail: todd.smith@p3hp.org

Notices shall be given to such other addressee or address, or both, or by other means as a particular Party may from time to time designate by written notice (including through other electronic transmission) to the other Party in the manner specified in this Section 20. Each notice, request, demand, approval or other communication which is sent in accordance with this Section 21 shall be deemed delivered, given, and received for all purposes of this Agreement: (a) three (3) business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof; (b) one (1) business day after deposit with a recognized overnight courier service; or (c) one (1) business day after email or other electronic transmission. Notice given to a Party to this Agreement by any other method shall only be deemed to be delivered, given and received when actually received by such Party.

21.    Miscellaneous.

(a)    Time Is of the Essence; Further Assurance. Time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement. Each Party will take all further actions, and execute and deliver all further documents, that are necessary to comply with the terms of this Agreement.

(b)    Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and each of their permitted successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any third party and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.

(c)    Entire Agreement; Amendment. The MSO LLC Agreement, this Agreement, the Agreement in Principle, between CPC and P3 Health Group, and each of their respective schedules, exhibits and addenda hereto and thereto, collectively constitutes the entire agreement between the Parties, and supersedes all other prior agreements and undertakings, both written and oral, with respect to the subject matter of this Agreement. In the event of any conflict or inconsistency between this Agreement and such Agreement in Principle, the terms of this Agreement shall govern and be controlling, but such Agreement in Principle shall not otherwise be affected or the rights therein impaired. All representations, promises, and prior or contemporaneous understandings between the Parties with respect to the subject matter of this Agreement are merged into and expressed hereby and thereby, and all prior agreements between the Parties with respect to the subject matter of this Agreement are hereby canceled. This Agreement may be modified or amended only by an agreement in writing signed by all Parties to this Agreement.

(d)    Governing Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Arizona, without giving effect to the conflicts of laws provisions thereof.

(e)    Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

(f)    Assignment. Neither this Agreement nor any of the Parties’ rights, interests, or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, as provided in Section 2(c) above, the Manager may subcontract with third parties for any of the Contracted Services.

(g)    Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party entitled to the benefit thereof. Unless specifically waived in writing, the failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by any Party of a condition or the breach of any term, covenant, representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

(h)    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable under present or future laws effective during the Term, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(i)    Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. Any xerographic PDF, or similar electronic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, will be considered for all purposes as if it were an executed counterpart of this Agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or email transmission, or execute through electronic signatures or by electronic means such as DocuSign. No Party may raise (i) the use of electronic signatures or a facsimile or email transmission to deliver a signature or (ii) the fact that any signature, agreement, or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

(j)    References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding section(s) and exhibit(s) of or to this Agreement. Each Exhibit is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation, and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument, or other document as of a given date means the contract, instrument, or other document as amended, supplemented, and modified from time to time through such date. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause. The term “business day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Phoenix, Arizona.

(k)    Legal Representation. Each Party hereto acknowledges that such Party (i) was either represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that such Party and his counsel have reviewed and revised this Agreement, or (ii) had an opportunity to do so, and, in each case, any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement or any amendments or any Exhibits or Schedules hereto or thereto.

(l)    Attachments. Attached hereto, and hereby incorporated into this Agreement by this reference, are the following exhibits:

Exhibit A         Management Services
Exhibit B         Business Associates Agreement

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
CPC:
`            COMMONWEALTH PRIMARY CARE ACO, LLC

By: /s/ Lance Donkerbrook
Lance Donkerbrook, Chief Executive Officer

MANAGER:
P3 COMMONWEALTH INNOVATION MSO, LLC

By: /s/ Aric Coffman
                Aric Coffman, Manager

PHP:
P3 HEALTH PARTNERS REACH ACO, LLC

By: /s/ Aric Coffman
                Aric Coffman, President

Acknowledged and Agreed to by:

P3 HEALTH GROUP, LLC

By: /s/ Aric Coffman
Aric Coffman, President